Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WESTERN ASSET MORTGAGE CAPITAL CORPORATION
______________________________________________________________________________
Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
______________________________________________________________________________
Western Asset Mortgage Capital Corporation, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each ten (10) shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares shall be issued at the Effective Time and, in lieu thereof, the Corporation’s transfer agent shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share, and after the transfer agent’s completion of such sale, stockholders shall receive a cash payment (without interest or deduction) from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.
SECOND: Upon the Effective Time, the first two sentences of Section 4.1 of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation, relating to the capital stock of the Corporation, are hereby amended to read in their entirety as set forth below:
Section 4.1. Total Number of Shares of Capital Stock. The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 60,000,000 shares. The authorized stock is divided into 10,000,000 shares of preferred stock, with the par value of $0.01 each (the “Preferred Stock”), and 50,000,000 shares of common stock, with the par value of $0.01 each (the “Common Stock”).
THIRD: This Certificate of Amendment shall become effective as of July 11, 2022 at 12:01 a.m. Eastern Daylight Time.
FOURTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on June 24, 2022, at which meeting the necessary number of shares were voted in favor of the proposed amendments. The stockholders of the Corporation duly adopted this Certificate of Amendment.

Exhibit 3.1
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Exhibit 3.1

IN WITNESS WHEREOF, Western Asset Mortgage Capital Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 8th day of July, 2022.
WESTERN ASSET MORTGAGE CAPITAL CORPORATION
By:     /s/ Adam Wright
Name: Adam Wright
Title: Assistant Secretary